As filed with the Securities and Exchange Commission on January 25, 2008

Registration No. 333-134378

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-134378

UNDER THE SECURITIES ACT OF 1933

NEXTEST SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0470150
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

875 Embedded Way San Jose, California	95138
(Address of Principal Executive Offices)	(Zip Code)

Nextest Systems Corporation 1998 Equity Incentive Plan, as amended

Nextest Systems Corporation 2006 Equity Incentive Plan

Nextest Systems Corporation 2006 Employee Stock Purchase Plan

(Full Title of the Plans)

Eileen Casal, Esq.

Teradyne, Inc.

600 Riverpark Drive

North Reading, Massachusetts 01864

(Name and Address of Agent For Service)

(978) 370-2700

(Telephone Number, Including Area Code, of Agent For Service)

The Registration Statement on Form S-8 (No. 333-134378) (the “Registration Statement”) of Nextest Systems Corporation (the “Registrant”) pertaining to the registration of certain shares of the Registrant’s common stock (“Registrant Common Stock”) issuable under the Registrant’s 1998 Equity Incentive Plan, as amended (the “1998 Plan”), the Registrant’s 2006 Equity Incentive Plan (together with the 1998 Plan, the “Plans”) and the Registrant’s 2006 Employee Stock Purchase Plan (the “ESPP”) to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on May 22, 2006.

On January 24, 2008, NAC Equipment Corporation, a Delaware corporation and wholly owned subsidiary of Teradyne, Inc., a Massachusetts corporation (“Teradyne”), merged with and into the Registrant with the Registrant as the surviving corporation (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of December 11, 2007 (the “Merger Agreement”), by and among Teradyne, NAC Equipment Corporation and Nextest Systems Corporation. As a result of the Merger, the Registrant became a wholly owned subsidiary of Teradyne.

Pursuant to the Merger Agreement, Teradyne agreed to assume all of the outstanding options to purchase shares of Registrant Common Stock and all of the outstanding restricted stock units representing shares of Registrant Common Stock issued under the Plans. As of the effective time of the Merger, these options and restricted stock units were converted automatically into, respectively, options to purchase, and restricted stock units representing, shares of Teradyne’s common stock. In addition, the ESPP was terminated immediately prior to the Merger.

Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister the remaining shares of Registrant Common Stock that were available for issuance under the Plans and the ESPP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 25th day of January, 2008.

NEXTEST SYSTEMS CORPORATION

By:  /s/  James P. Moniz

        James P. Moniz

        Chief Financial Officer